Exhibit 99.1 - Press Release

For Immediate Release

        Consolidated Capital of North America, Inc. Announces Shareholder
           Approval of an Increase in the Number of Authorized Shares

Denver, Colorado, June 14, 2000. Consolidated Capital of North America, Inc. (OTC: CDNO) announced today that its shareholders approved an increase in the number of the Company's authorized shares of common stock at a Special Meeting of Shareholders held on June 5, 2000, and adjourned to June 12, 2000.

The sole purpose of the Special Meeting was to vote on a proposal to amend the Company's Articles of Incorporation to increase the number of the Company's authorized shares of common stock from the current number of 200,000,000 to 850,000,000. The proposal was approved by a majority of the Company's outstanding shares, with 98% of the shareholders voting at the meeting voting in favor of the proposal.

The increased number of authorized shares will be used by the Company to continue to pursue the previously announced debt for equity exchange, and to pursue financing opportunities that may appear in the future.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties relating to the Company's lack of assets, operations and working capital. Therefore, the actual results of actions described above may differ materially from those anticipated in this press release.

Contact:
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Megan McCloskey
Investor Services
888-313-8051